Exhibit 23.6

April 27, 2026

American Airlines, Inc.

1 Skyview Drive

Fort Worth, Texas 76155

Re:	American Airlines, Inc. (the “Company”) Up to Eleven Boeing 737 MAX 8 Aircraft, Six Airbus A321 XLR Aircraft, Twelve Airbus A321-200 Aircraft and Three Boeing 777-300ER Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary—Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary—Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary—Loan to Aircraft Value Ratios,” (d) “Risk Factors—Risks Relating to the Class B Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals—The Appraisals,” (f) “Description of the Equipment Notes—Loan to Value Ratios of Equipment Notes,” and (g) “Appendix IV—Loan to Value Ratio Tables” and (iii) references to our firm under the headings “Prospectus Supplement Summary— Equipment Notes and the Aircraft,” “Risk Factors—Risks Relating to the Class B Certificates and the Offering,” “Description of the Aircraft and the Appraisals—The Appraisals” and “Appraisals” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about April 27, 2026, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2026-1, Class B.

2 1 0 1 W I L S O N B O U L E V A R D | S U I T E 1 0 0 1 | A R L I N G T O N, V I R G I N I A 2 2 2 0 1

P H O N E : 1 7 0 3 2 7 6 3 2 0 0 | F A X : 1 7 0 3 2 7 6 3 2 0 1

W W W . M B A . A E R O

Sincerely,

MBA AVIATION

By:	/s/ David Tokoph
Name:	David Tokoph
Title:	President & CEO